Exhibit 99.1

Lotus Pharmaceuticals Releases Third Quarterly Report Showing

$37.6 Million in Revenues and $6 Million in Net Profits

BEIJING, Nov. 20, 2007 (PRIME NEWSWIRE) -- Lotus Pharmaceuticals, Inc. (OTC BB:LTUS.OB - News) released its third quarter results, in a 10-QSB filing with the S.E.C. Financial results showed revenues topping $37.6 million and net profits of $6 million for the nine months ended September 30, 2007, and net assets of $30.2 million at September 30, 2007.

CFO Adam Wasserman reported: ``Total revenues for the nine months ended September 30, 2007 were $37,649,336 as compared to total revenues of $25,079,689 for the nine months ended September 30, 2006, an increase of $12,569,647 or approximately 50%.

``Lotus reported net income of $5,966,398 for the nine months ended September 30, 2007 as compared to net income of $4,300,729 for the nine months ended September 30, 2006. The Company’s working capital position increased $7,107,860 to $15,753,936 at September 30, 2007 from $8,646,076 at December 31, 2006.’’

Dr. Zhongyi Liu, Chief Executive Officer, stated: ``The performance of Lotus is a tribute to our superior products and personnel. We operate our company at the highest standards of manufacturing and inspection requirements. Consumers buy with confidence and satisfaction from Lotus, and the results of this past financial quarter give credence to this claim. Given time, achieving our objectives should place Lotus amongst the top 100 pharmaceutical companies in China.’’

About Lotus Pharmaceuticals, Inc.

Lotus Pharmaceuticals, Inc. (``Lotus’’) controls and operates Liang Fang Pharmaceutical, Ltd. (``Liang’’) and En Zhe Jia Shi Pharmaceutical, Ltd. (``En Zhe’’), two Chinese pharmaceutical companies located in Beijing. Liang and En Zhe form a large comprehensive enterprise, which deals in an integration of the production, trade, sales and marketing of pharmaceuticals. Together, they possess some of the most advanced pharmaceutical-production equipment used in China, workshops authenticated by the National GMP, a suite of various medicines produced by Liang and/or En Zhe (together, ``Lotus East’’), and a number of high-tech personnel. Lotus East has business and office facilities of 2,000 square meters, warehouse of 1,000 square meters and operates ten retail pharmacies in the Beijing area. Lotus East performs scientific research on new medicines, and the production, wholesale and retail sale of medicines. For more information, visit http://www.LotusEast.com.

Forward-looking Statements

This news release contains forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to continue our contractual arrangements with the Jin Ma Companies, economic, political and market conditions and fluctuations, government and industry regulation, Chinese, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Lotus Pharmaceuticals, Inc.

Mr. Adam Wasserman, CFO

(877) 801-0344

Fax: (954) 337-2204

info@LotusEast.com

Source: Lotus Pharmaceuticals Inc.